Exhibit 10.2

Michael P. Connors
Chairman and
Chief Executive Officer

December 16, 2011

David Whitmore

CEO – Compass & Vice Chairman, ISG

Dear David:

As we have discussed, I am very pleased with the integration progress of Compass and ISG and the overall power of the combination success we have demonstrated with our clients this year. Since we are ahead of schedule with our integrated organization and the broader portfolio of products and services we are ready for our next step to continue the momentum in 2012.

This letter will confirm our offer for you to assume the position of President-ISG Americas based in Stamford, CT. in addition to continuing in your role as Vice Chairman of ISG.

Effective January 1,2012 your base salary will be $475,000 with an Annual Incentive Plan ( AIP) target of $355,000. You will also receive a 100,000 Special Restricted Stock Unit (RSU) grant with four year ratable vesting. In addition, you will receive our standard Change in Control Agreement. To help you and Monica with your relocation to the U.S. for 2012 only we will provide you with relocation housing assistance of $5000 per month and up to $10,000 in 2012 of incidental travel expense to/from the UK.  You understand that your current UK housing situation is your responsibility.

David, as you know we have good business momentum and provided the macro-economic environment does not slow down client demand, we are well positioned for a very successful 2012.  I am glad you will be joining me and our small but very effective ISG team in Stamford next year.

Please sign and return a fully executed copy to me.

Sincerely,

/s/ Michael P. Connors

Accepted and Agreed:

/s/ David Whitmore
David Whitmore

	Date:	December 16, 2011

Information Services Group, Inc.	t: 203 517 3102
Two Stamford Plaza	f: 203 517 3199
281 Tresser Boulevard, Stamford, CT 06901	www.informationsg.com